U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
FORM 4


STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

|_| Check this box if no longer subject to Section 16.

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

Form 4 or Form 5
Obligations may continue.
See Instruction 1(b)

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1.                         Name and Address of Reporting Person
           (Last)                        (First)                                     (Middle)
          Sinclair                       Amanda                                         M.
                                                        Street
                                                14343 Judson Road #802
           (City)                        (State)                                       (Zip)
         San Antonio                      Texas                                        78233
2.                         Issuer Name and Ticker or Trading Symbol
                                                Sharecom, Inc. ("SCMI")
3.                IRS or Social Security number of Reporting Person (Voluntary)

4.                                  Statement for Month/Year
                                                     February 2003
5.                         If Amendment, Date of Original (Month/Year)

6.                         Relationship of Reporting Person to Issuer
                                    (Check all applicable)
          Director                      10% Owner             Officer (give title below       Other (specify below)
              X                                                           X
                                                                 Secretary/Treasurer



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               Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


                                                                                                                          7. Nature
                                                                                        5. Amount of          6.             of
                  2.                                                                     Securities        Ownership      Indirect
 1. Title of Transaction       3. Transaction        4. Securities Acquired (A)         Beneficially         Form.        Benefici
  Security       Date               Code                 or Disposed of (D)             Owned at end        Direct           al
 (Instr. 3)    (Month/           (Instr. 8)              (Instr. 3,4 and 5)              of Month.           (D) or       Ownersh
              Day/Year)                                                                  (Instr. 3        Indirect (I)   ip (Instr.
                                                                                           and 4)          (Instr. 4)        4)
                                                                   (A)
                                Code       V          Amount        or      Price
                                                                   (D)
Common Stock    3/3/03           A                  1,250,000        A      $0.001       6,417,850             D
Common Stock    3/7/03           A                  4,000,000        A      $0.001       6,417,850             D



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.         SEC. 1474 8-92)



                   Table II - Derivative Securities Acquired Disposed of, or Beneficially Owned
                           (e.g. puts, calls, warrants, options, convertible securities)



               2.
             Conver                                                                                                     8. Price
 1. Title   sion or                                     5. Number of                                                       of
    of      Exercis        3.                            Derivative                              7. Title and Amount    Derivati
 Derivati   e price    Transactio   4. Transaction       Securities       6. Date Exercisable       of Underlying          ve
    ve         of        n Date     Co. (Instr. 8)    Acquired (A) or     and Expiration Date   Securities. (Instr. 3    Securit
 Securit    Derivati   (Month/Da                      Disposed of (D)      (Month/Day/Year)             and 4)              y
y (Instr.      ve       y/Year)                      (Instr. 3, 4 & 5)                                                   (Instr.
    3)      Securit                                                                                                        5)
               y


                                                                                                               Amt.
                                                                           Date       Expirati                Or No.
                                     Code      V       (A)       (D)     Exercisab       on        Title        of
                                                                            le          Date                  Shares



                10.
               Owners
                hip
      9.      Form of      11.
    Number    Derivati   Nature
      of         ve        of
   Derivati   Securit   Indirect
      ve         y.      Benefic
   Securit     Direct      ial
  y (Instr.    (D) or    Owners
      5)      Indirect     hip
                (I)     Instr. 4)                                               Explanation of Responses:
              (Instr.
                 4)







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/s/ Amanda M. Sinclair                                     3/10/2003
Signature                                                  Date




** Intentional misstatements or omission of facts constitute Federal Criminal Violations
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                                                    SEC 1474 (8-92)
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